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                                                                    EXHIBIT 23.1




                                      II-9
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INDEPENDENT AUDITORS' CONSENT

        We consent to the incorporation by reference in this Registration Statement of Shorewood Packaging Corporation on Form S-3 of our reports dated June 27, 1995, appearing in the Annual Report on Form 10-K/A of Shorewood Packaging Corporation for the 52 weeks ended April 29, 1995 as filed on October 19, 1995 and August 11, 1995 and in the Company's Annual Report on Form 10-K for the 52 weeks ended April 29, 1995 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP


New York, New York
May 9, 1996